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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


              ----------------------------------------------------


                                  SCHEDULE 13G

                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           (AMENDMENT NO. __________)(1)

                        AIRNET COMMUNICATIONS CORPORATION

                                (Name of Issuer)

                     Common Stock, par value $.001 per share

                         (Title of Class of Securities)

                                  00941P 10 6

                                 (CUSIP Number)

                                December 10, 1999

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|     Rule 13d-1(b)

         |X|     Rule 13d-1(c)

         |X|     Rule 13d-1(d)

(1) The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------------------------- -------------------------------- -------------------
CUSIP NO. 00941P 10 6                                         PAGE 2 OF 4 PAGES
--------------------------- -------------------------------- -------------------


--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harris Corporation, a Delaware corporation
          I.R.S. Identification Number 34-0276860
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
          Not Applicable                                                 (b) |_|

--------- ----------------------------------------------------------------------
 3        SEC USE ONLY



--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ----------------------------------------------------------------------
                                      5      SOLE VOTING POWER
             NUMBER OF
              SHARES                         2,353,673 Shares
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
---------------------------------- ------- -------------------------------------
                                      6      SHARED VOTING POWER

                                             0

---------------------------------- ------- -------------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             2,353,673

---------------------------------- ------- -------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             0

---------------------------------- ------- -------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,353,673 Shares

--------- ---------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

          Not Applicable

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.5%

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO

--------- ----------------------------------------------------------------------




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ITEM 1(a)         NAME OF ISSUER:

                  Airnet Communications Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  100 Rialto Place, Suite 300, Melbourne, Florida 32901

ITEM 2(a)         NAME OF PERSON FILING:

                  Harris Corporation

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1025 W. NASA Boulevard, Melbourne, Florida 32919

ITEM 2(c).        CITIZENSHIP:

                  Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share.

ITEM 2(e).        CUSIP NUMBER:

                  00941P 10 6

ITEM 3.           NOT APPLICABLE

ITEM 4.           OWNERSHIP.

                  (a)      Amount beneficially owned:

                           2,353,673 Shares

                  (b)      Percent of class:

                           10.5%

                  (c)      Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote - 2,353,673 (169,173 of the indicated
                                    beneficially owned shares consist of shares issuable upon exercise of warrants to purchase such shares)

                           (ii)     Shared power to vote or direct the vote - 0

                           (iii) Sole power to dispose or to direct the disposition of - 2,353,673 (169,173 of the indicated beneficially owned shares consist of shares issuable upon exercise of warrants to purchase such shares)

                           (iv) Shared power to dispose or to direct the disposition of - 0




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ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  NOT APPLICABLE


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  NOT APPLICABLE

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  NOT APPLICABLE

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      December 20, 1999
                                      -----------------------------------
                                      (Date)



                                      HARRIS CORPORATION


                                      /s/ Richard L. Ballantyne
                                      -----------------------------------------
                                                 (Signature)


                                      Richard L. Ballantyne, Vice President,
                                      Secretary & General Counsel
                                      -----------------------------------------
                                                     (Name/Title)




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